Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TOTAL MERCHANT LIMITED

TM MERGER SUB CORP.

and

METALICO, INC.

dated as of

June 15, 2015

i

Section 8.08	Entire Agreement	78

Section 8.09	No Third-Party Beneficiaries	78

Section 8.10	Severability	78

Section 8.11	Assignment	79

Section 8.12	Remedies	79

Section 8.13	Specific Performance	79

Section 8.14	Counterparts; Effectiveness	79

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 15, 2015, by and among METALICO, INC., a Delaware corporation (the “Company”), TOTAL MERCHANT LIMITED, a Samoan limited company (“Parent”), and TM MERGER SUB CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, it is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub be merged with and into the Company, and the Company shall survive that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, Parent and the Company wish that certain debt of the Company, which is currently outstanding in the form of the Company Pay-off Loans, be repaid in full in cash by Parent and retired, with no further rights or obligations of the Company remaining thereafter with respect thereto;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) recommended adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors or the equivalent governing body of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and, in the case of Merger Sub, declared the advisability of this Agreement and recommended that Parent adopt this Agreement as the sole stockholder of Merger Sub; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. For the avoidance of doubt, the parties shall use their reasonable best efforts to have the Merger effected in accordance with Section 251 of the DGCL. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation of the Merger. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 1:00 p.m., New York City time, as soon as practicable and, in any event, no later than three (3) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. As promptly as possible on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall be effective as of the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, in each case consistent with the obligations set forth in Section 5.10, and (b) the by-laws of the Company shall be amended so as to read in their entirety as set forth in Exhibit B annexed hereto, and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law, in each case consistent with the obligations set forth in Section 5.10.

Section 1.06 Directors and Officers. From and after the Effective Time, the directors of Merger Sub prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or bylaws of the Surviving Corporation. The individuals specified by Parent in writing to the Company at least two (2) Business Days prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office from and after the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or bylaws of the Surviving Corporation.

Section 1.07 Treatment of Company Pay-off Loans. Immediately at the Effective Time, Parent shall cause each of the Company Pay-off Loans to be repaid in full in cash (including, for the avoidance of doubt, all principal, interest and any relevant premiums, penalties and all other obligations with respect thereto), and shall take all such actions as reasonably necessary or appropriate prior to the Effective Time so that the Company and each relevant lender shall thereafter have no further rights or obligations with respect thereto as of the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Section 2.04, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $0.60 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of shares. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and all such shares of Company Common Stock will be cancelled and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02 Surrender and Payment.

(a) Within fifteen days from the date hereof, Parent shall deposit, or cause to be deposited, in escrow with the Escrow Agent, an aggregate amount in cash equal to the Escrow Amount, to be distributed as set forth herein and in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be held under the sole dominion and control of the Escrow Agent until the earlier of (x) the delivery of confirmation from the Exchange Agent and the Company of receipt by the Exchange Agent of the full amount of the Payment Fund, less the Escrow Amount, from Parent in accordance with the terms and conditions of Section 2.02(b) hereof, in which case the Escrow Amount shall be automatically released by the Escrow Agent to the Exchange Agent, (y) subject to the satisfaction of the conditions set forth in Section 6.02 hereof (other than those conditions that by their nature are to be satisfied at the Closing) and the receipt of the Company Stockholder Approval (unless terminated prior to the date of the Company Stockholder Meeting), termination of this Agreement by the Company pursuant to Section 7.04(b) hereof based on the failure of Parent to pay the full amount of the Payment Fund in accordance with Section 2.02(b) hereof, in which case the Escrow Amount shall be automatically released by Escrow Agent to the Company, or (z) termination of this Agreement for any other reason pursuant to the terms of Article VII (excepting termination by the Company pursuant to Section 7.04(b)), in which case the Escrow Amount shall be automatically released by the Escrow Agent to Parent; provided, however, that the Escrow Agent will not release such funds if the Escrow Amount is subject to a pending claim against it made by the Company in good faith.

(b) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). On the day that is at least two (2) Business Days prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent sufficient funds to pay (i) the aggregate Merger Consideration that is payable in accordance with Section 2.01(b) hereof and (ii) the full amount due or payable with respect to the Company Pay-off Loans as contemplated by Section 1.07 hereof (such funds constituting the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares or lenders shall be entitled under this Article II, Parent shall deposit or cause to be deposited in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose, except as otherwise agreed by the Company and Parent before the Effective Time. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock for the Merger Consideration. As promptly as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-

Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent for remittance to the appropriate Governmental Entity any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the relevant provisions of Section 262 of the DGCL (such shares, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any stockholder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its rights to appraisal, such holder’s Dissenting Shares shall thereupon be treated as if such shares had been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and (ii) the opportunity to participate in and jointly with the Company direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither Parent nor the Company shall, except with the prior written consent of the other, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment, and, prior to the Effective Time, Parent shall not require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable

Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding; provided, however, that such parties may deduct such amounts only if such party shall (i) give the Person receiving payment reasonable advance notice of the intention to make such deduction or withholding, (ii) upon such Person’s reasonable request, explain the basis for such deduction or withholding, and (iii) cooperate with such Person to the extent reasonably requested to obtain reduction of or relief from such deduction or withholding, if possible.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the holder of a Company Stock Option, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price under such Company Stock Option subject to withholding for any Taxes required to be withheld in accordance with Section 2.05.

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the holder of that Company Stock Award, immediately vested and, to the extent applicable, exercisable. Each such Company Stock Award shall, by virtue of the Merger and without any action on the part of Parent or Merger Sub, be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, subject to withholding for any Taxes required to be withheld in accordance with Section 2.05.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.07.

Section 2.08 Treatment of Series A and Series B Convertible Notes. At the Effective Time, each Series A or Series B Convertible Note that is issued and outstanding shall be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash or shares of Company Common Stock as provided in each applicable Exchange Agreement dated as of the date hereof between the holder of such Series A or Series B Convertible Notes and the Company. Upon such payment each Series A or Series B Convertible Note will no longer be outstanding and will be cancelled and cease to exist, and each holder of a Series A or Series B Convertible Note shall cease to have any rights with respect thereto, except the right to receive consideration in accordance with the previous sentence.

Section 2.09 Treatment of TPG Warrant. At the Effective Time, and in accordance with the terms of the issued and outstanding warrant to purchase shares of Company Common Stock that is described on Section 2.09 of the Company Disclosure Letter (the “TPG Warrant”), Parent shall cause to be paid to the holders of the TPG Warrant the fee set forth on Section 2.09 of the Company Disclosure Letter. Upon the Parent’s making of such payment, the TPG Warrant shall be terminated and no party thereto shall have any further rights or obligations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that disclosure of any item in any Section of the disclosure letter shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted, except where the effect of any such failure to be so organized, existing or in good standing or to have such power or authority would not be material. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents in any material respect.

(c) Minutes. Except as set forth on Section 3.01(c) of the Company Disclosure Letter, the Company has made available to Parent true and correct copies of all available and finalized minutes with respect to, as applicable, all meetings of stockholders, the Company Board and each committee of the Company Board since January 1, 2012.

(d) Subsidiaries. Section 3.01(d)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(d)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities or Tax Laws or (y) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and except as set forth on Section 3.01(d)(iii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) three hundred million (300,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of June 9, 2015, (A) 73,690,436 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were issued and held by the Company in its treasury (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury and (D) 102,485 shares were reserved for issuance under all Company Stock Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 540,479 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the Company’s 2006 Long-Term Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”). Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on the date hereof a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) the exercise price, purchase price or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, the TPG Warrant and the Convertible Notes, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in Clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding warrants, all outstanding Convertible Notes, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except as set forth in the TPG Warrant or the terms governing the Convertible Notes, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt; Warrants. Except for the Convertible Notes, no bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date hereof, an aggregate of (A) 3,810,146 shares of Company Common Stock are subject to, and 4,953,190 shares of Company Common Stock are reserved for issuance upon exercise of the TPG Warrant and (B) as of May 31, 2015, 19,368,147 shares of Company Common Stock are reserved for issuance upon conversion of the Convertible Notes.

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company; (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in Clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Board Approvals; Required Vote.

(a) Required Vote; Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or debt securities necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors rights generally, general principles of equity (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Board Approval. The Company Board, by resolutions duly adopted at a meeting duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL; (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption; (iv) resolved to recommend that the Company stockholders adopt this Agreement (collectively, the “Company Board Recommendation”) and directed that this Agreement be submitted for adoption by the stockholders of the Company at the Company Stockholders Meeting; and (v) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 3.04 Governmental Consents; Non-contravention.

(a) Non-contravention. Except as set forth on Section 3.04(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries in any material respect; (ii) subject to compliance with the requirements set forth in Clauses (i) through (v) of Section 3.04(b) and, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.

(b) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE MKT (“NYSE”); (iv) the other Consents of Governmental Entities listed in Section 3.04(b) of the Company Disclosure Letter; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 [Reserved].

Section 3.06 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed with, or furnished to, the SEC since January 1, 2012 (the “Company SEC Documents”). Except as set forth on Section 3.06(i) of the Company Disclosure Letter, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.06(ii) of the Company Disclosure Letter, none of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the SEC and, in the case of unaudited financial statements, the absence of notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act)

that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.06(d) of the Company Disclosure Letter (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2014 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any material Liabilities, which, if known, would be required to be reflected, reserved against or recorded on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred pursuant to any Company Material Contract, (iv) are incurred in connection with the transactions contemplated by this Agreement or (v) as set forth in Section 3.06(e) of the Company Disclosure Letter.

(f) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance. To the Knowledge of the Company, since January 1, 2013, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07 Absence of Certain Changes or Events. Except as set forth on Section 3.07 of the Company Disclosure Letter, since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.08 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file such Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2012.

(c) Withholding. The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s financial statements.

(e) Tax Deficiencies and Audits. No deficiency for or adjustment of any material Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid, other than deficiencies or adjustments that are being contested in good faith by appropriate proceedings. Except as set forth on Section 3.08(e) of the Company Disclosure Letter, there are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the applicable entity has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review that involves the Company or its Subsidiaries or (ii) a request for information related to Tax matters that involves the Company or its Subsidiaries.

(f) Tax Jurisdictions. Except as set forth in Section 3.08(f) of the Company Disclosure Letter, no claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group of which the Company is the parent); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) reacquisition under Code Section 108(i) (or any corresponding provision of state, local or foreign Tax Law).

(k) US Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(l) Listed Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

Section 3.09 Intellectual Property.

(a) Certain Owned Company IP. Section 3.09(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. Except as set forth on Section 3.09(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use, all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.09(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements that are material to the business of the Company and its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Non-Infringement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company IP.

(f) IP Legal Actions and Orders. Except as set forth on Section 3.09(f) of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Compliance; Permits.

(a) Compliance. To the Knowledge of the Company and except as set forth in Section 3.10(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is and, since January 1, 2013, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. To the Knowledge of the Company, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law.

(b) Permits. Except as set forth on Section 3.10(b) of the Company Disclosure Letter, the Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Company Material Adverse Effect. No material suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, the Company and each of its Subsidiaries are and have been in compliance with the terms of all Permits except for such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter, as of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $350,000, and (b) does not seek material injunctive or other material nonmonetary relief. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.12 Brokers’ and Finders’ Fees. Except for fees payable to Gordian Group, LLC (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.12 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.13 Related-Party Transactions. Except as set forth on Section 3.13 of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or any person owning five percent (5%) or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries.

Section 3.14 Employee Matters.

(a) Schedule. Section 3.14(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each plan, program, policy, agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program, arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”) and with respect to which the Company or any of its Subsidiaries has or has had within the last six (6) months any material Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description of the material terms) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable: (i) all related trust agreements, funding arrangements and insurance contracts now in effect; (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Company Employee Plan intended to qualify under Section 401(a) of the Code; (iii) the Form 5500 and attached schedules for the most recent plan year for each Company Employee Plan; (iv) the current summary plan description for each Company Employee Plan; (v) all actuarial valuation reports prepared with respect to any Company Employee Plans within the past two (2) years; and (vi) the most recent financial statements prepared for each Company Employee Plan.

(c) Employee Plan Compliance. Each Company Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including, but not limited to, ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received favorable determination letters or opinion letters from the IRS and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and, to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions required by and due under the terms of each Company Employee Plan and applicable Law and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved; (iv) as of the date hereof, there are no material audits, inquiries, investigations or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any similar Governmental Entity with respect to any Company Employee Plan; (v) as of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Company, threatened in writing with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary of the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (vii) no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or, to the Knowledge of the Company, other breach of fiduciary duty with respect to which the Company or any of its Subsidiaries may have Liability, has occurred with respect to any Company Employee Plan.

(d) Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a pension plan subject to Title IV of ERISA, “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any Company ERISA Affiliate has at any time contributed to or had any liability or obligation in respect to any such pension plan, multi-employer Plan or multiple employer plan; and

(ii) no such plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or is funded by a trust or a voluntary employees’ beneficiary association.

(f) No Post-Employment Obligations. Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA or other applicable Law.

(g) Section 409A Compliance. Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with Section 409A and all applicable regulatory guidance under Section 409A.

(h) [Reserved].

(i) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Subsidiary of the Company has any material liability on account of any violation of the health care requirements of Part 7 of Title I of ERISA or Sections 9801, 9802, 9803, 9811, 9812 of the Code. Neither the Company, any Subsidiary of the Company, any Company Employee Plan nor, to the Knowledge of the Company, any employee, administrator or agent of the Company or any Subsidiary of the Company is or has been in violation of the transaction and code set rules under Sections 1172 through 1175 of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164 or the HIPAA security rules under 45 CFR Part 160 and Subparts A and C of Part 164. No penalties have been imposed on the Company, any Subsidiary of the Company, any Company Employee Plan or, to the Knowledge of the Company, any employee, officer, director, administrator or agent of the Company or any Subsidiary of the Company under Sections 1176 or 1177 of HIPAA.

(j) Effect of Transaction. Except as set forth in Section 3.14(j) of the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the Merger nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other compensatory payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan.

(k) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring; employment; termination of employment; plant closing and mass layoff (including any applicable Federal and/or State WARN Laws); employment discrimination, harassment, retaliation and reasonable accommodation; leaves of absence; terms and conditions of employment, wages and hours of work; child labor; disability rights or benefits; employee health and safety; privacy; leasing and supply of temporary and contingent staff; engagement of independent contractors, including proper classification of same; payroll taxes; and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees. All current employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.14(k) of the Company Disclosure Letter, there are no Legal Actions against the Company pending, or, to the Knowledge of the Company, threatened orally or in writing to be brought or filed by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable Laws.

(l) Labor. Except as set forth on Section 3.14(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations and no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened or has occurred in the last two (2) years. Except as set forth on Section 3.14(l) of the Company Disclosure Letter, as of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment; failure to provide reasonable accommodation; denial of a leave of absence; failure to provide compensation or benefits; unfair labor practices or other alleged violations of Law.

(m) Section 3.14(m)(i) of the Company Disclosure Letter contains a list of all key persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether classified as exempt from overtime); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) most recent annual bonus. Except as set forth on Section 3.14(m)(ii) of the Company Disclosure Letter, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof and payable on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses to employees, independent contractors, or consultants for services performed on or prior to the date hereof and payable on or prior to the date hereof that have not been paid in full.

Section 3.15 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has or have good and marketable indefeasible fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.15(a) of the Company Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Company nor any of its Subsidiaries (i) have leased or otherwise granted to any person the right to use or occupy all or any part of the Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase all or any part of the Owned Real Estate. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 3.15(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including, with respect to each such Lease, the name of the landlord, the date of such Lease and all amendments, extensions, renewals, guaranties and other agreements related thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Lease, and (z) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Estate has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Lease. No security deposit or portion thereof deposited with respect to any Lease has, to the Knowledge of the Company, been applied with respect to any breach or default under such Lease which has not been redeposited in full. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. There are, to the Knowledge of the Company, no outstanding options, rights of first offer or rights of first refusal to purchase all or any part of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate. Leasing commissions or other brokerage or finders’ fees due from or payable by the Company or and of its Subsidiaries with respect to any Lease have been paid in full.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

(d) Real Estate Used in the Business. Other than the Real Estate, there is, as of the Effective Time, no real property used in, or otherwise materially related to, the business of the Company. Except as set forth in Section 3.15(d) of the Company Disclosure Letter, the Company has received no notices of violations of any applicable Laws with respect to the Real Estate and has no Knowledge of any material violations.

Section 3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) Except for such noncompliance which would not in the aggregate result in a Company Material Adverse Effect, the Company and its Subsidiaries

are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all material Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in reasonable compliance with Environmental Laws, at any Real Estate, (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law, or (iii) to the Knowledge of the Company, sent or directly arranged for the transport of any waste to any site listed on the National Priorities List (“NPL”) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or proposed for listing on the NPL or any similar state list.

(c) Neither the Company nor any of its Subsidiaries has received written notice of, and there is no, material Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any material Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(d) The Company and its Subsidiaries have furnished to Parent and Merger Sub accurate and complete, to the Knowledge of the Company, copies of all studies and reports under their control or custody concerning the Company’s or its Subsidiaries’ potential Liabilities under Environmental Law with respect to environmental conditions on any Real Estate or any off-site location.

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Letter, there is not any negotiation or agreement pending or planned between the Company, or any Subsidiary of the Company, and any Governmental Entity relating to any Environmental Law or any assessment or remediation of any pollution or contamination of Real Estate, adjacent land, or any other land for which the pollution or contamination is alleged to be attributable to the business of the Company or any Subsidiary of the Company that would impose any material Liability to the Company or any Subsidiary of the Company.

(f) There is no Lien in favor of any Governmental Entity for any Liability under any Environmental Law or damages arising from, or costs incurred by such Governmental Entity in response to, a release or threatened release of a Hazardous Substances into the environment.

(g) The Company’s and its Subsidiaries’ Real Estate is not listed or proposed for listing on the NPL or any similar state list of sites, and the Company or its Subsidiaries are unaware of any conditions on such Real Estate which, if known to a Governmental Entity, reasonably would qualify the Real Estate for inclusion on any such list.

(h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, there are not any above-ground or, to the Knowledge of the Company, underground storage tanks or surface impoundments, used in the operation of the business of the Company and its Subsidiaries to store Hazardous Substances, on, in, or under the Real Estate.

Section 3.17 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any written employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board or (z) Company Employee providing for an annual base salary in excess of $50,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) other than with respect to dispositions or acquisitions by the Company or any of its Subsidiaries conducted in the ordinary course of business and consistent with past practice in all material respects, any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of any asset valued in excess of $100,000, except for those assets set forth on Section 3.17(a)(v) of the Company Disclosure Letter;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $350,000, other than (x) accounts receivables and payables and (y) loans to direct or indirect wholly owned Subsidiaries of the Company;

(x) any employee collective bargaining agreement or other material Contract with any labor union;

(xi) other than any Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in the ordinary course of business and consistent with past practice in all material respects, any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $350,000 in any year and which is not otherwise described in Clauses (i)–(x) above;

(xii) any Contract which is not otherwise described in Clauses (i)–(xi) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 3.17(b) of the Company Disclosure Letter; or

(xiii) any Company IP Agreement that is material to the business of the Company and its Subsidiaries.

(b) Schedule of Material Contracts; Documents. Except for this Agreement, Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. Except as set forth on Section 3.17(c) of the Company Disclosure Letter, (i) all the Company Material Contracts are valid and binding on the Company and/or each Subsidiary of the Company that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and are in full force and effect and enforceable against the Company and/or each Subsidiary of the Company that is a party thereto, as applicable, in each case, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general principles of equity (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing; and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.18 Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.19 Fairness Opinion. The Company has received the fairness opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.20 Rights Agreement. The Company has amended that certain Rights Agreement, dated February 3, 2015, between the Company and Corporate Stock Transfer, Inc., as rights agent (the “Rights Agreement”), such that none of the approval, execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby shall (a) result in a “Stock Acquisition Date”, “Distribution Date” or “Flip-In Event” (as each such term is defined in the Rights Agreement), or in any way permit any “Rights” (as such term is defined in the Rights Agreement) to be exercised pursuant to Section 7 of the Rights Agreement, or exchanged pursuant to Section 24 of the Rights Agreement; (b) constitute an event described in Section 13(a) of the Rights Agreement; or (c) cause any of Parent, Merger Sub, or their respective Affiliates and Associates to become an “Acquiring Person” thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors rights generally, general principles of equity (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws or the equivalent of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in Clauses (i)–(iv) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of such reports as may be required under the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of the NYSE; and (iv) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.04 Financial Capability. Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent and Merger Sub each acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing. Prior to the date hereof, Parent has made available to the Company copies of bank statements or substantially similar financial records, dated as of a date no earlier than two (2) Business Days prior to the date hereof, which such statements or records sufficiently demonstrate the financial wherewithal of Parent to pay, in full, the aggregate amount of the Merger Consideration and all amounts due and payable under the Company Pay-off Loans as of the Closing Date.

Section 4.05 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any written estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, (c) the audited consolidated financial statements of the Company for the last fiscal year, fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and there has been no adverse change in the financial condition or prospects of the Company or its subsidiaries since the date thereof, and (d) all representations and warranties of the Company in this Agreement and in the certificates delivered or to be delivered to Parent or Merger Sub are true and correct, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, the payment of the Merger Consideration funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, then with respect to each of Parent and the Surviving Corporation: (i) the fair value of such entity’s assets on a going concern basis is greater than the amount of such entity’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated; (ii) the present fair saleable value of such entity’s assets on a going concern basis is not less than the amount that will be required to pay the probable liability on such entity’s debts as they become absolute and matured; (iii) each of Parent and the Surviving Corporation is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) Parent and the Surviving Corporation do not intend to, and they do not believe that they will, incur debts or liabilities beyond the ability of Parent and/or the Surviving Corporation, as applicable, to pay as such debts and liabilities mature; and (v) Parent and the Surviving Corporation are not engaged in business or a transaction, and they are not about to engage in business or a transaction, for which the property of Parent or the Surviving Corporation, as applicable, would constitute unreasonably small capital. For the avoidance of doubt, the foregoing representation and warranty is made only as of immediately after the Effective Time after giving effect to all of the transactions contemplated by this Agreement, the payment of the Merger Consideration, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses.

Section 4.06 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.07 Compliance. To the Knowledge of Parent, each of Parent and Merger Sub is in material compliance with all Laws or Orders applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective businesses or properties is bound. To the Knowledge of Parent, no Governmental Entity has issued any notice or notification stating that Parent or Merger Sub is not in material compliance with any Law.

Section 4.08 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act), or at any time during the past three years has owned, any shares of Company Common Stock. Neither Parent, Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL.

Section 4.09 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.10 Access to Information; Disclaimer.

(a) Investigation. Parent and Merger Sub acknowledge that they have conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Merger Sub have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III as qualified by the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations assets or liabilities of the Company) are specifically disclaimed by the Company and by the stockholders of the Company. Other than the representations and warranties of the Company expressly and specifically set forth in Article III as qualified by the Company Disclosure Letter, neither the Company nor any of the stockholders of the Company make or provide, and Parent and Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples or condition of the Company’s assets or any part thereof. OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER, PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, PARENT AND MERGER SUB ARE ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS.

(b) Projections. In connection with the investigation by Parent and Merger Sub of the Company, Parent and Merger Sub have received or may receive from the Company certain projections, forward looking statements and other forecasts. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that Parent and Merger Sub shall have no claim against anyone with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any stockholder, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, such projections, forward looking statements and other forecasts (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts)

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization in all material respects, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time (or from such time as indicated below and continuing until the Effective Time, as applicable), except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities; (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiary);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (iii) the issuance of

Company Equity Awards and the issuance of shares of Company Common Stock upon the exercise of such Company Equity Awards (other than to directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of shares of Company Common Stock upon exercise of any warrant that is outstanding as of the date of this Agreement or (v) the issuance of shares of Company Common Stock upon any conversion of the Convertible Notes;

(d) subject any property or assets of the Company or any of its Subsidiaries, whether intangible or tangible, to any Liens other than Permitted Liens;

(e) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, and except to the extent the applicable conduct is made in the ordinary course of business consistent with past practice, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees; (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees; (iii) promote or terminate any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the resignation of any officer or employee; or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(f) acquire, by merger, consolidation, acquisition of stock or assets or otherwise, any business or Person or division thereof or make any loans, advances (other than loans or advances to customers or suppliers in the ordinary course of business consistent with past practice in all material respects) or capital contributions to or investments in any Person in excess of $350,000 in the aggregate;

(g) (i) except for the assets set forth on Section 3.17(a)(v) of the Company Disclosure Letter, transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment, assets being replaced, or inventory, in each case in the ordinary course of business consistent with past practice; or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice (ii) short-term borrowing incurred in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate, except for borrowings pursuant to the Company Loans or in connection with transactions permitted under Section 5.01(p) hereof and (iii) borrowing related to the purchase and rental of equipment consistent with past practice;

(i) except as set forth in Section 5.01(i) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date) (i) any Company Material Contract, (ii) any Lease with respect to material Real Estate or (iii) any other Contract or Lease that, if in effect as of the date hereof, would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(j) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $350,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (ii) such cases where the Company reasonably determines in good faith that failure to institute, settle, or compromise would not be in the Company’s or any Company Subsidiary’s best interest (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Action prior to the commencement thereof), and (iii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive effect on the Company’s business;

(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l) except as required by a final determination of a taxing authority (and provided that the Company promptly notifies Parent of any such final determination in advance of taking any action with respect thereto), (i) settle or compromise any material Tax claim, audit or assessment; (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting; (iii) amend any material Tax Returns or file claims for material Tax refunds; or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice;

(o) starting from May 20, 2015 and continuing until the Effective Time, incur Expenses totaling in the aggregate to an amount greater than $1,250,000;

(p) authorize or make any capital expenditures outside of the ordinary course of business in excess of $350,000 in the aggregate;

(q) enter into any Contract containing “most favored nation” price protection or similar provisions, which, for the avoidance of doubt, will not include the renewal of any Contract entered into by the Company prior to the date of this Agreement, except as set forth in Section 5.01(q) of the Company Disclosure Letter;

(r) fail to maintain in full force and effect insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(s) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation or warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any material respect or (B) that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any condition set forth in Article VI not being satisfied;

(t) settle or compromise any Legal Action that will result in remediation or cleanup at any Real Estate or property owned by another Person or that will result in the installation of a deed restriction on any Real Estate; or

(u) agree or commit to do any of the foregoing.

Section 5.02 Actions by Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, Parent shall take, and shall cause Merger Sub to take, all actions necessary to perform its obligations under this Agreement and to promptly consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent, as applicable, shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 5.03 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.04 No Control of Other Party’s Business. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the respective operations of the Company or the Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the respective operations of Parent or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise complete control and supervision over its and its Subsidiaries’ respective operations consistent with the terms and conditions of this Agreement.

Section 5.05 Access to Information; Environmental Investigations; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any

Subsidiary thereof, to the officers, accountants, agents, properties, offices and other facilities and to all reasonably relevant books, records (including, but not limited to, copies of all permits pursuant to Environmental Laws), contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other relevant information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Parent and Parent’s Representatives (including nationally-recognized environmental consultants, other than any New Jersey Licensed Site Remediation Professional), at the sole expense of Parent and with the reasonable cooperation of the Company, shall make such investigations of the properties, offices, and operations of the Company as they deem necessary or advisable in connection with the transactions contemplated hereby, including any environmental investigations of any properties owned or leased by the Company (including, but not limited to, any subsurface investigation if such investigation is recommended by a nationally-recognized environmental consultant), provided that the results of any such investigations shall not be disclosed to any Person other than to Parent or Parent’s Representatives, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Notwithstanding anything to the contrary in this Agreement, no investigation on the part of Parent, Merger Sub or any Representative of any of the foregoing or otherwise shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent, Merger Sub and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under that certain Confidentiality Agreement, dated June 15, 2015, by and between Parent, Merger Sub and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.06 No Solicitation.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover

Proposal, or subject to Section 5.06(b) and Section 5.06(e), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, provided that if the Company Board determines in good faith that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make, on a confidential basis to the Company Board, a Takeover Proposal, conditioned upon such person agreeing to disclosure of such Takeover Proposal to Parent and Merger Sub, in each case as contemplated by and subject to compliance with this Section or (B) take any action to render the restrictions on “business combinations” with “interested stockholders” inapplicable to any Takeover Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”) or (iv) resolve, propose or agree to do any of the foregoing. The Company agrees that neither it nor any of its Subsidiaries shall authorize or knowingly permit any of its and their respective directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to engage in the proscribed actions set forth in the immediately preceding sentence. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

(b) The foregoing notwithstanding, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with its outside legal advisors and the Company Financial Advisor) constitutes or would reasonably be expected to result in a Superior Proposal, and which Takeover Proposal did not result from a material breach of Section 5.06(a), the Company may, subject to compliance with Section 5.06(c), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives), provided that all such information has previously been made available or provided to Parent or is made available or provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing Clauses (i) and (ii), the Company has entered into an Acceptable Confidentiality Agreement.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any Takeover Proposal, of any inquiry that would reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party in connection with a Takeover Proposal. In such notice, the Company shall identify the third party making, and a summary of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Takeover Proposal, indication, or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal.

(d) Subject to Section 5.06(e), neither the Company Board nor any committee thereof shall (i) withdraw, fail to make, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) recommend a Takeover Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Company Board Recommendation, or (v) resolve or agree to take any of the foregoing actions (any of actions in the foregoing Clauses (i-v), a “Company Adverse Recommendation Change”).

(e) The foregoing notwithstanding, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with this Section 5.06(e), the Company Board may make a Company Adverse Recommendation Change in response to (A) a Superior Proposal or (B) an Intervening Event, in the case of each of Clause (A) and (B), if the Company Board concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law.

(f) The Company Board shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to Section 5.06(e) unless (i) the Company has given Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice shall (A) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with the most current version of any proposed agreement, or (B) in respect to an Intervening Event, describe such Intervening Event and the reasons for the proposed Company Adverse Recommendation Change, (ii) if the Company Adverse Recommendation Change is in response to a Superior Proposal, the Company Board shall have considered in good faith any changes to this Agreement suggested by Parent and shall not have determined (after consultation with its outside legal advisors and the Company Financial Advisor) that the Superior Proposal would no longer constitute a Superior Proposal if such changes proposed by Parent were to be given effect (it being understood that the Company shall not take any action described in Section 5.06(e) during such three-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three-Business-Day period that satisfies this Section 5.06(f)), and (iii) if the Company Adverse Recommendation Change is in response to an Intervening Event, during such three-Business-Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

(g) Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

Section 5.07 Stockholders Meeting; Preparation of Proxy Materials.

(a) Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.06(e) hereof, and subject to the terms set forth in this Agreement, (i) the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting, (ii) the Company Proxy Statement shall include the

Company Board Recommendation, and (iii) the Company shall use all reasonable efforts to (A) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and (B) take all other actions reasonably necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company, in good faith, to comply with applicable Law). The foregoing sentence notwithstanding, if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is thirty days after the date for which the Company Stockholders Meeting was originally scheduled and (y) the date that is twenty Business Days prior to the End Date.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act, and the rules and regulations promulgated thereunder, to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use all reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) Notwithstanding anything to the contrary, in the event of a Superior Proposal or an Intervening Event, the Company shall not be bound by the terms of Section 5.07(a) or Section 5.07(b) such that the Company shall not be obligated to duly call, give notice of, convene and hold the Company Stockholders Meeting or file the Company Proxy Statement with the SEC.

Section 5.08 Notices of Certain Events.

(a) The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement; and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(e) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event, subject in all respects to Section 5.08(b) hereof, shall (x) the delivery of any notice by a party pursuant to this Section 5.08 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.08 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

(b) At any time, and from time to time on or prior to the Closing Date, the Company may, in its sole discretion, supplement, amend or update the Company Disclosure Letter if the Company becomes aware of any material matter, event or occurrence first existing or occurring after the date hereof that would have been required or appropriate to be disclosed in the Company Disclosure Letter or which would otherwise be necessary to supplement, amend or update any information set forth therein. Except to the extent that any such supplements, updates or amendments result in, whether individually or when taken together in the aggregate, a Company Material Adverse Effect, such supplements, updates or amendments pursuant to this Section 5.08(b) shall be deemed to be incorporated into the Company Disclosure Letter and to be an exception to the representations and warranties (or covenants, as applicable) of the Company for purposes of determining whether the conditions set forth in Section 6.02 are satisfied.

Section 5.09 Employees; Benefit Plans.

(a) At the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to (i) provide the employee of the Company and its Subsidiaries set forth on Section 5.09(a) of the Company Disclosure Letter (the “Key Employee”) who will remain employed immediately after the Effective Time with base salary, target bonus opportunities and employee benefits to be reflected in the terms of an employment agreement to be entered into between the Company and the Key Employee before the Effective Time, the terms of which shall be agreed upon by Parent and the Key Employee, each acting reasonably (the “Continuing Employee Agreement”), (ii) provide all employees of the Company and its Subsidiaries other than the Key Employee who remain employed immediately after the Effective Time with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, substantially similar to and no less favorable than, the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement, and (iii) cause any employee benefit plan, if any, maintained by the Parent or any of its Affiliates or Subsidiaries in which any employee of the Company and its Subsidiaries, as the case may be, who remains employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) will participate (collectively, “Parent Benefit Plans”) to recognize all service of Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, for vesting and eligibility purposes. With respect to each Parent Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall: (A) cause there to be waived any pre-existing condition or eligibility limitations for Company Continuing Employees and (B) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Continuing Employees under similar plans maintained by the Company or any of its Subsidiaries immediately prior to the Effective Time.

(b) Effective as of the Closing Date, the Surviving Corporation, Parent or any of their Affiliates shall assume sponsorship of the Company Employee Plans set forth on Section 5.09(b) of the Company Disclosure Letter (the “Transferred Plans”) and for a period beginning on the Closing Date and ending one (1) year thereafter shall maintain employee benefits pursuant to the Transferred Plans that are, in the aggregate, substantially similar to, and no less favorable than, employee benefits provided pursuant to the Transferred Plans immediately prior to the Closing Date. From and after the Closing Date, (i) the Surviving Corporation, Parent or their Affiliates, as applicable, assumes from the Company and its Subsidiaries all of their liabilities and obligations with respect to the Transferred Plans and all of their liabilities and obligations with respect to the agreements relating to the Transferred Plans set forth on Section 5.09(b) of the Company Disclosure Letter, and (ii) the Company and its Subsidiaries assigns to the Surviving Corporation, Parent or their Affiliate, as applicable, all of the Company’s and its Subsidiaries’ rights with respect to the Transferred Plans and all of their rights with respect to the agreements relating to the Transferred Plans set forth on Section 5.09(b) of the Company Disclosure Letter. As soon as practicable after the Closing Date, the Company shall deliver to the Surviving Corporation, Parent or their Affiliates, as applicable, all material written (including electronic) records and documentation relating to the Transferred Plans and, until such records and documentation are delivered, shall cooperate with the Surviving Corporation, Parent or their Affiliate, as applicable, and its agents, and the fiduciaries of the Transferred Plans to the extent reasonably necessary for the Surviving Corporation, Parent or their Affiliate, as applicable, its agents and the fiduciaries of the Transferred Plans to carry out their duties with respect to the Transferred Plans.

(c) This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) With respect to matters described in this Section 5.09, the Company will not send any written notices or other written communication materials to Company Employees without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.10(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For the latest of (i) six (6) years after the Effective Time, (ii) the expiration of the applicable statute of limitations, and (iii) final resolution of any pending claims for which indemnification and expense advancement are applicable, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall (A) indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as officers or directors of the Company and its Subsidiaries occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), (B) shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred (including any and all fees, costs and expenses incurred in connection with the enforcement of this Section 5.10 by such Indemnified Party), and (C) advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties may be eligible to be indemnified pursuant to this Section 5.10 within ten (10) days after receipt by Parent or the Surviving Corporation of a written request for such advance, subject to, in the case of Clauses (ii) and (iii) of this Section 5.10(b), the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 5.10; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies containing materially the same coverage, amounts and key terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain, prior to the effective date of termination or nonrenewal of the insurance maintained by the Company as of the date hereof, “run-off” or “tail” insurance coverage with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims for “wrongful acts” which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend a total premium for such coverage in excess of $249,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at a total premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for a total premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by Clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable

Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the Parent and Merger Sub shall, subject to the terms set forth in Section 5.11(c) hereof, use reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods. Notwithstanding anything to the contrary, Parent acknowledges that, in connection with the transactions contemplated by this Agreement, no filing with the Committee on Foreign Investment in the United States is necessary or required, and Parent covenants that it will not make any such filing.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) the Company, Parent and Merger Sub shall cooperate in all respects and shall use each party’s reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub shall each use its reasonable efforts to defend, challenge and contest, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, including any appeals therefrom.

(d) In furtherance of and not in limitation of the covenants of the parties contained in this Section 5.11, if any objections are asserted with respect to the transactions contemplated by this Agreement by any Governmental Entity or any private party challenging any of the transactions as violating any applicable Law or which would otherwise prevent, materially impede, or materially delay the consummation of the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order imposed by a Governmental Entity to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 5.06 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.13 Takeover Statutes. If any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other form of anti-takeover Law shall become applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement (in each case, after the date of this Agreement), each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise act to eliminate or minimize the effect of such Law on this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Nothing in this Section 5.13 shall be construed to permit Parent or Merger Subsidiary to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably requested by any party hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.15 FIRPTA Certificate. The Company shall deliver to Parent a statement issued by the Company pursuant to Treasury Regulation 1.897-2(h) certifying that the Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code which statement, together with such other documentation as is required, shall be promptly filed with the Internal Revenue Service after the Effective Time.

Section 5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17 Deregistration. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Company Common Stock and, if applicable, the Company Preferred Stock under the Exchange Act, provided, that such termination shall not be effective until after the Effective Time.

Section 5.18 Payment Fund. Parent agrees that on the day prior to the mailing of the Company Proxy Statement in accordance with Section 5.07 hereof, Parent will deposit or cause to be deposited into the U.S. branch of Maybank Banking Berhad an amount equal to the Payment Fund less the Escrow Amount, and further covenants that it shall not remove or cause to be removed all or any portion of such funds from the U.S. branch of Maybank Banking Berhad until the earlier of (a) the payment of the Payment Fund to the Exchange Agent pursuant to Section 2.02(b) hereof and (b) the termination of this Agreement in accordance with Article VII hereof.

Section 5.19 Minimum Availability Updates. The Company agrees that it shall provide to Parent on Tuesday, June 23, 2015, and on or prior to the second Business Day of every subsequent week thereafter (until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII hereof) a written confirmation that the Company is in compliance with, and at all times subsequent to the date of this Agreement, has maintained compliance with, the Minimum Availability Thresholds set forth in Annex A to the Forbearance Agreement.

Section 5.20 Amendments to Forbearance Agreement. Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII hereof, (a) the Company shall not agree to an amendment to Annex A of the Forbearance Agreement or extend the term of Annex A of the Forbearance Agreement unless such amendment or extension has been approved by the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) the Company may not enter into any forbearance agreement or any amendment to any other forbearance agreement or similar agreement with any lender in connection with a Company Loan that is designated as a “Primary Loan” on Section 8.01(a) of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Company Stockholder Approval.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and to repay the Company Pay-off Loans are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a) (second sentence) and Section 3.03(a)) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a) and Section 3.03(a) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), and Section 6.02(b) hereof.

(d) Continuing Employee Agreement. The Company shall have entered into the Continuing Employee Agreement with the Key Employee, to be effective as of the Effective Time.

(e) Appraisal Rights Limitation. Holders of no more than 15% of the Company Common Stock shall have asserted appraisal rights under Section 262 of the DGCL.

(f) Pay-off and Consent Letters. The Company shall have received from each lender with respect to each Company Loan a pay-off letter, in form reasonably satisfactory to Parent, setting forth the amount due and owing under the Company Pay-off Loans as of the Closing Date, and including a covenant from each such lender to release all Liens with respect to such Company Pay-off Loans upon the receipt of the indicated pay-off amount and an acknowledgement of, and agreement to, the prepayment of the Company Pay-off Loans as contemplated by this Agreement.

(g) Director Resignations. The Company shall have delivered resignation letters reasonably satisfactory to Parent with respect to all directors of the Company and each Company Subsidiary requested in writing by Parent to the Company three (3) Business Days prior to the Effective Time, which letters shall (i) be effective solely as of the Effective Time, and (ii) expressly release the Company, as of the Effective Time, from any and all claims arising prior to the Effective Time that such directors may have against the Company, other than claims for indemnification, advancement of expenses and exculpation under the Company Charter Documents, existing policies, and pursuant to Section 5.10 hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company upon written notice to the other party at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before September 21, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date.

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable, and Company, Parent and Merger Sub have cooperated in all reasonable respects and Parent and Merger Sub have used reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Company Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred; (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement); (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.06; (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer; or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a);

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least ten days’ written notice prior to such termination stating (i) Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b), and (ii) that the Company may cure any such breach before the End Date in the event the Company reasonably deems such breach as capable of being so cured;

(c) if there shall have been any acceleration of any obligation or demand of immediate payment of any obligation of the Company under any Company Loan identified as a “Primary Loan” on Section 8.01(a) of the Company Disclosure Letter, in each case other than by reason of an AME Default; provided, however, that the Company may not enter into any forbearance agreement or similar agreement or any amendment to any existing forbearance agreement or similar agreement with any lender without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); or

(d) there shall have been a Company Material Adverse Effect.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) If, prior to the receipt of the Company Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in compliance in all material respects with the terms of this Agreement, including Section 5.06(e) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least ten days’ written notice prior to such termination stating (i) the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b), and (ii) that Parent may cure any such breach before the End Date in the event Parent reasonably deems such breach as capable of being so cured;

(c) if Parent shall not have deposited, or caused to be deposited with the Escrow Agent the Escrow Amount in accordance with the terms and conditions of Section 2.02(a) hereof; or

(d) if Parent shall have failed to deposit the Payment Fund with the Exchange Agent in accordance with the terms and conditions of Section 2.02(b) hereof.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated properly pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.05(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages (including, in the case of the

Company, damages based on the consideration payable to the lenders or stockholders of the Company pursuant hereto) incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06 Fees Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a) then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 7.02(a) hereof and provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of Clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of Clauses (1) and (2) of this paragraph (c).

(d) All the parties to this agreement acknowledge and hereby agree that (i) the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the other parties would not have entered into this Agreement, and (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation, and therefore, the amounts payable pursuant to Article VII are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, provided, however, that Parent shall be responsible for all expenses and filing fees (other than expenses of counsel to the Company) incurred or paid in connection with filings pursuant to the request of or rule imposed by any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the Company’s stockholders, Merger Sub’s sole stockholder, or the holders of the Convertible Notes, as applicable, without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that an Acceptable Confidentiality Agreement need not contain any covenant restricting the submission of an offer to acquire the Company or a proposal for or an offer of (with or without conditions) a Takeover Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AME Default” means a default by American Metal Export, Inc. of any of its obligations to the Company under the terms of that certain letter agreement with respect to zorba prepayments, dated as of the date hereof, by and between American Metal Exports, Inc. and the Company.

“Book-Entry Shares” has the meaning set forth in Section 2.02(b).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York, are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.06(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.06(d).

“Company Balance Sheet” has the meaning set forth in Section 3.06(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(b).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.09(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.14(a).

“Company Employee Plans” has the meaning set forth in Section 3.14(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.12.

“Company IP” has the meaning set forth in Section 3.09(b).

“Company IP Agreements” means all licenses, sublicenses, consent-to-use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Loans” means those certain loans, notes, letters of credit, convertible notes and other debt set forth on Section 8.01(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to result in, individually or in the aggregate, an effect that is materially adverse to (i) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets, including changes generally affecting commodities markets which, for the avoidance of doubt, shall not be taken into account in the consideration of whether there has been a Company Material Adverse Effect, except to the extent that any such changes impact the Minimum Availability Thresholds set forth in Annex A to the Forbearance Agreement; (b) the announcement or pendency of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate; (e) changes in GAAP or any change in any applicable Law; (f) any change in the market price or trading volume of the Company Common Stock; (g) the failure of the Company to meet internal or analysts’ expectation or projections or results of operations of the Company; (h) any action taken by the Company or any Company Subsidiary at the written direction of Parent or any action specifically required to be taken by the Company, whether by the terms of this Agreement or otherwise, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor; (i) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (j) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby; and (k) any default or event of default in connection with any of the Company Loans, except any default or event of default which results in the acceleration of any obligation with respect to any Company Loan that is identified as a “Primary Loan” on Section 8.01(a) of the Company Disclosure Letter, other than by reason of an AME Default; provided further, however, that any event, change and effect referred to in clauses (a), (c) (d), or (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses. For purposes hereof, a failure of the Company to meet the Covenant Minimum Availability thresholds as set forth in Annex A to the Forbearance Agreement, other than by reason of an AME Default, shall be deemed to constitute a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Pay-off Loans” means those certain loans, notes, letters of credit, convertible notes and other debt set forth on Section 8.01(a) of the Company Disclosure Letter and labeled “Company Pay-off Loans” therein.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.18.

“Company SEC Documents” has the meaning set forth in Section 3.06(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Award” has the meaning set forth in Section 2.07(b).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” has the meaning set forth in Section 3.02(b)(i).

“Company Stockholder Approval” has the meaning set forth in Section 3.03(a).

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.05(b).

“Consent” has the meaning set forth in Section 3.04(b).

“Continuing Employee Agreements” has the meaning set forth in Section 5.09(a).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Convertible Notes” means, collectively, the Series A Convertible Notes and the Series B Convertible Notes.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a nationally recognized U.S. bank chosen by Parent for purposes of handling the Escrow Amount.

“Escrow Agreement” means an escrow agreement, the definitive form of which will be executed and delivered by each of the Escrow Agent, Parent and the Company within fifteen (15) days from the date of this Agreement, containing such reasonable and customary terms and conditions as mutually agreed to, in their reasonable discretion, by Parent and the Company.

“Escrow Amount” means $3,119,347 (which corresponds to 5% of the equity value of the Company on a fully-diluted basis as of the date hereof).

“Exchange Act” has the meaning set forth in Section 3.04(b).

“Exchange Agent” has the meaning set forth in Section 2.02(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses incurred in connection with professional services (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates, but excluding any payments made to any lenders of such Person and its Affiliates and excluding $150,000 of fees paid or payable to Gordian Group, LLC by the Company pursuant to the terms of that certain engagement letter, dated February 23, 2015, by and between Gordian Group, LLC and the Company), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, but excluding any litigation with respect thereto, or in connection with regulatory approvals, and all other matters related to the Merger and the other transactions contemplated hereby, excluding the preparation, printing, filing and mailing of the Company Proxy Statement, any fees and expenses in relation to title searches or environmental investigations, and excluding brokerage fees in connection with directors’ and officers’ liability insurance.

“Forbearance Agreement” means that certain Forbearance Agreement dated as of May 20, 2015 by and among the Company, the Subsidiaries of the Company, TPG Specialty Lending, Inc., as agent and lead arranger, PNC Bank, National Association, as service agent, and the lenders party thereto.

“GAAP” has the meaning set forth in Section 3.06(b).

“Governmental Entity” has the meaning set forth in Section 3.04(b).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 3.14(i).

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Intellectual Property” means any and all trademarks, service marks, trade names and domain names; copyrights, designs and design registrations; trade secrets, whether or not patentable; patents (including all reissues, divisions, continuations and extensions thereof); and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world.

“Intervening Event” means a material event or circumstance (other than an event or circumstance relating to a Takeover Proposal) that was not known to the Company Board on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the Company Board as of the date of this Agreement), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time at which the Company receives the Company Stockholder Approval.

“IRS” means the United States Internal Revenue Service.

“Key Employee” has the meaning set forth in Section 5.09(a).

“Knowledge” (x) of Parent or Merger Sub means the actual knowledge, after due and diligent inquiry and investigation consistent with prevailing standards of professional conduct, of Parent’s or Merger Sub’s executive officers, and (y) of the Company means the actual knowledge after due and diligent inquiry and investigation consistent with prevailing standards of professional conduct, of the individuals listed on Section 8.01(b) of the Company Disclosure Letter.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements (written or oral) under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property, and all buildings, structures, fixtures, and improvements thereon, that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.11.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“NPL” has the meaning set forth in Section 3.16(b).

“NYSE” has the meaning set forth in Section 3.04(b).

“Order” has the meaning set forth in Section 3.11.

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.09(a).

“Payment Fund” has the meaning set forth in Section 2.02(b).

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens for labor arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, rights of way, and other matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) Liens securing any Company Loan; (h) any conditions that may be shown by a current, accurate survey made prior to the Closing and which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (i) security interests and claims of creditors of consignees with respect to consigned inventory; (j) surety and appeal bonds and other obligations of like nature; (k) other imperfections of title or Liens, if any, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (l) Liens with respect to equipment purchased or leased by the Company consistently with past practice.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.06(a).

“Rights Agreement” has the meaning set forth in Section 3.20.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.06(g).

“SEC” has the meaning set forth in Section 3.04(b).

“Securities Act” mean the United States Securities Act of 1933, as amended.

“Series A Convertible Notes” means those certain Series A Convertible Notes, a description of which is set forth on Section 8.01(c) of the Company Disclosure Letter.

“Series B Convertible Notes” means those certain Series B Convertible Notes, a description of which is set forth on Section 8.01(d) of the Company Disclosure Letter.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for the completion of such Takeover Proposal; (d) the terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board; and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the period set forth in Section 5.06(f), in each case, to the extent the Company Board determines, in good faith, to be relevant to such determination.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets (excluding the assets described in Section 3.17(a)(v) of the Company Disclosure Letter) or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable (excluding the assets described in Section 3.17(a)(v) of the Company Disclosure Letter); (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company; (c) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company; (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole; or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” means $2,245,930 (which corresponds to 3.6% of the equity value of the Company on a fully-diluted basis as of the date hereof).

“TPG Warrant” has the meaning set forth in Section 2.09.

“Transferred Plans” has the meaning set forth in Section 5.09(b).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” means, that certain Voting Agreement, dated as of the date hereof, by and among the Company, Parent and Carlos E. Agüero.

“Voting Debt” has the meaning set forth in Section 3.02(c).

Section 8.02 Interpretation; Construction.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.05 Submission to Jurisdiction.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement, the non-prevailing party shall reimburse the prevailing party, on demand, for its reasonable attorneys’ fees and costs, including those incurred in litigating entitlement to attorneys’ fees and costs, and those incurred in determining or quantifying the amount of recoverable attorneys’ fees and costs.

(b) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party at such parties’ address provided in Section 8.07. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.06 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Total Merchant Limited Offshore Chambers P.O. Box 217 Apia, Samoa Attn: Huang Chung Sheng Phone:+86 512 53703988 Email: ahsheng01@gmail.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Facsimile: (212) 536-3901 Attention: Robert S. Matlin, Esq. Phone: (212) 536-4066 Email: robert.matlin@klgates.com

If to the Company, to:	Metalico, Inc. 186 North Avenue East Cranford, NJ 07016 Facsimile: 908-497-1097 Attention: Carlos E. Agüero, Chairman, President & CEO Phone: 908-497-9610 Email: ceaguero@metalico.com

with a copy (which will not constitute notice to the Company) to:	Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Facsimile: (973) 597-2477 Attention: Steven M. Skolnick, Esq. Phone: (973) 597-2476 Email: sskolnick@lowenstein.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third-Party Beneficiaries. Except as provided in Section 5.10 hereof (which shall be to the benefit of the parties referred to in such Section) and, from and after the Effective Time, for the stockholders of the Company with respect to Article II hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Any such proceeding that may occur shall occur exclusively in the Chancery Court of the State of Delaware (or, if and only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court of the State of Delaware or any other Delaware court, as a defense, counterclaim or otherwise, that there is an adequate remedy at Law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Signatures transmitted via email or facsimile in the form of a PDF file shall be deemed to be originals for all applicable purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY: METALICO, INC.

By	/s/ Carlos E. Agüero

Name: Title:	Carlos E. Agüero Chairman, President and Chief Executive Officer

PARENT: TOTAL MERCHANT LIMITED

By	/s/ Huang Chung Sheng

Name: Title:	Huang Chung Sheng Director

MERGER SUB: TM MERGER SUB CORP.

By	/s/ Huang Chung Sheng

Name: Title:	Huang Chung Sheng President and Sole Director

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